Exhibit 99.1
CONSOLIDATED FINANCIAL STATEMENTS OF DOTDASH MEREDITH INC.

Index
Consolidated Financial Statements
DOTDASH MEREDITH INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30, 2024	December 31, 2023
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$263,964	$261,580
Accounts receivable, net	344,299	374,571
Other current assets	77,116	120,671
Total current assets	685,379	756,822

Leasehold improvements, equipment, land, buildings and capitalized software, net	120,768	141,668
Goodwill	1,499,873	1,499,873
Intangible assets, net of accumulated amortization	509,916	615,505
Other non-current assets	347,143	329,867
TOTAL ASSETS	$3,163,079	$3,343,735

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
Current portion of long-term debt	$43,125	$30,000
Accounts payable, trade	34,063	36,889
Deferred revenue	19,328	17,603
Accrued expenses and other current liabilities	341,246	360,404
Total current liabilities	437,762	444,896

Long-term debt, net	1,463,451	1,497,107
Other long-term liabilities	385,683	407,612

Commitments and contingencies

SHAREHOLDER'S EQUITY:
Common Stock, $0.01 par value per share; authorized 1,000 shares; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	1,577,016	1,644,956
Accumulated deficit	(686,450)	(638,295)
Accumulated other comprehensive loss	(14,383)	(12,541)
Total shareholder's equity	876,183	994,120
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$3,163,079	$3,343,735

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In thousands)
Revenue	$439,463	$417,457	$1,255,164	$1,219,037
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	167,474	164,849	486,909	499,737
Selling and marketing expense	123,562	112,640	363,568	336,222
General and administrative expense	52,470	46,689	158,341	204,738
Product development expense	33,148	31,427	100,900	96,174
Depreciation	5,714	8,728	20,287	58,962
Amortization of intangibles	35,034	56,697	105,589	155,831
Total operating costs and expenses	417,402	421,030	1,235,594	1,351,664
Operating income (loss)	22,061	(3,573)	19,570	(132,627)
Interest expense	(34,656)	(35,121)	(103,810)	(102,306)
Other income, net	7,545	2,351	14,825	8,090
Loss before income taxes	(5,050)	(36,343)	(69,415)	(226,843)
Income tax benefit	1,804	11,000	21,260	58,564
Net loss	$(3,246)	$(25,343)	$(48,155)	$(168,279)

Stock-based compensation expense by function:
Cost of revenue	$483	$516	$1,705	$1,015
Selling and marketing expense	596	524	2,026	1,364
General and administrative expense	4,174	4,762	13,933	12,111
Product development expense	579	609	2,197	2,582
Total stock-based compensation expense	$5,832	$6,411	$19,861	$17,072

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In thousands)
Net loss	$(3,246)	$(25,343)	$(48,155)	$(168,279)
Other comprehensive (loss) income, net of income taxes:
Change in net unrealized (losses) gains on interest rate swaps	(6,462)	2,855	(2,191)	6,207
Change in foreign currency translation adjustment	480	(630)	349	(5)
Total other comprehensive (loss) income, net of income taxes	(5,982)	2,225	(1,842)	6,202
Comprehensive loss	$(9,228)	$(23,118)	$(49,997)	$(162,077)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
Three and nine months ended September 30, 2024
(Unaudited)

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at June 30, 2024	$—	1,000	$1,602,255	$(683,204)	$(8,401)	$910,650
Net loss	—	—	—	(3,246)	—	(3,246)
Other comprehensive loss	—	—	—	—	(5,982)	(5,982)
Stock-based compensation expense	—	—	5,832	—	—	5,832
Contribution from IAC	—	—	20,000	—	—	20,000
Distribution to IAC	—	—	(50,000)	—	—	(50,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(1,071)	—	—	(1,071)
Balance at September 30, 2024	$—	1,000	$1,577,016	$(686,450)	$(14,383)	$876,183

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2023	$—	1,000	$1,644,956	$(638,295)	$(12,541)	$994,120
Net loss	—	—	—	(48,155)	—	(48,155)
Other comprehensive loss	—	—	—	—	(1,842)	(1,842)
Stock-based compensation expense	—	—	19,861	—	—	19,861
Contributions from IAC	—	—	125,000	—	—	125,000
Distributions to IAC	—	—	(210,000)	—	—	(210,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,801)	—	—	(2,801)
Balance at September 30, 2024	$—	1,000	$1,577,016	$(686,450)	$(14,383)	$876,183

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
Three and nine months ended September 30, 2023
(Unaudited)

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at June 30, 2023	$—	1,000	$1,657,123	$(573,850)	$(8,285)	$1,074,988
Net loss	—	—	—	(25,343)	—	(25,343)
Other comprehensive income	—	—	—	—	2,225	2,225
Stock-based compensation expense	—	—	6,411	—	—	6,411
Contribution from IAC	—	—	125,000	—	—	125,000
Distribution to IAC	—	—	(130,000)	—	—	(130,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(5)	—	—	(5)
Balance at September 30, 2023	$—	1,000	$1,658,529	$(599,193)	$(6,060)	$1,053,276

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2022	$—	1,000	$1,518,722	$(430,914)	$(12,262)	$1,075,546
Net loss	—	—	—	(168,279)	—	(168,279)
Other comprehensive income	—	—	—	—	6,202	6,202
Stock-based compensation expense	—	—	17,072	—	—	17,072
Contributions from IAC	—	—	405,000	—	—	405,000
Distributions to IAC	—	—	(280,000)	—	—	(280,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,265)	—	—	(2,265)
Balance at September 30, 2023	$—	1,000	$1,658,529	$(599,193)	$(6,060)	$1,053,276

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
	(In thousands)
Cash flows from operating activities:
Net loss	$(48,155)	$(168,279)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of intangibles	105,589	155,831
Non-cash lease expense (including right-of-use asset impairments)	26,452	72,557
Depreciation	20,287	58,962
Stock-based compensation expense	19,861	17,072
Provision for credit losses	2,158	3,457
Deferred income taxes	(30,365)	(58,719)
Other adjustments, net	(5,767)	1,190
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	28,194	50,978
Other assets	51,779	22,741
Operating lease liabilities	(34,037)	(36,143)
Accounts payable and other liabilities	(15,448)	(97,590)
Income taxes payable and receivable	(7,872)	(33,758)
Deferred revenue	592	1,024
Net cash provided by (used in) operating activities	113,268	(10,677)
Cash flows from investing activities:
Capital expenditures	(9,336)	(7,601)
Purchase of retirement investment fund	(15,253)	—
Proceeds from the sale of retirement investment fund	2,326	—
Net proceeds from the sales of assets	12,745	29,614
Collection of note receivable	8,933	13,998
Proceeds from life insurance claims	220	10,051
Proceeds from the sale of a business	—	2,212
Net cash (used in) provided by investing activities	(365)	48,274
Cash flows from financing activities:
Contributions from IAC	125,000	405,000
Distributions to IAC	(210,000)	(280,000)
Principal payments on Term Loans	(22,500)	(22,500)
Reimbursement to IAC for the exercise of stock appreciation rights by Dotdash Meredith employees	(2,698)	(2,265)
Withholding taxes paid on behalf of Dotdash Meredith employees for the exercise of stock appreciation rights	(63)	—
Refund pursuant to the tax sharing agreement	—	5,373
Other, net	—	(579)
Net cash (used in) provided by financing activities	(110,261)	105,029
Effect of exchange rate changes on cash and cash equivalents and restricted cash	219	84
Net increase in cash and cash equivalents and restricted cash	2,861	142,710
Cash and cash equivalents and restricted cash at beginning of period	268,699	130,507
Cash and cash equivalents and restricted cash at end of period	$271,560	$273,217

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Merger
On March 1, 2024, Dotdash Meredith, Inc., the parent Dotdash Meredith entity, was merged into its subsidiary Dotdash Media Inc. Upon effectiveness of that merger, the name of the subsidiary Dotdash Media Inc. was amended and renamed Dotdash Meredith Inc. Subsequent to the merger, Dotdash Meredith Inc. is the parent entity.
Nature of Operations
Dotdash Meredith is one of the largest digital and print publishers in America. Nearly 200 million people trust Dotdash Meredith to help them make decisions, take action and find inspiration. Dotdash Meredith's over 40 iconic brands include People, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, allrecipes, Byrdie, REAL SIMPLE, Investopedia and Southern Living. Dotdash Meredith is a wholly-owned subsidiary of IAC Inc. ("IAC").
As used herein, the "Company," "we," "our" or "us" and similar terms refer to Dotdash Meredith and its subsidiaries (unless the context requires otherwise).
The Company has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
Basis of Presentation
The Company prepares its consolidated financial statements (referred to herein as "financial statements") in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP"). All intercompany transactions and balances between and among the entities comprising the Company have been eliminated.
For the purpose of the financial statements, income taxes have been computed for the Company on an as if standalone, separate tax return basis. See "Note 7—Income Taxes" for additional information.
The unaudited interim financial statements have been prepared in accordance with GAAP for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by GAAP for complete annual financial statements. In the opinion of management, the unaudited interim financial statements include all normal recurring adjustments considered necessary for a fair presentation. Interim results are not necessarily indicative of the results that may be expected for the full year. The unaudited interim financial statements should be read in conjunction with the annual audited financial statements of the Company and notes thereto for the year ended December 31, 2023.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair value of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the recoverability of right-of-use assets ("ROU assets"); the useful lives and recoverability of leasehold improvements, equipment, buildings and capitalized software and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of interest rate swaps; the fair value of a retirement investment fund; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and postretirement benefit expenses, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Interest Rate Swaps
In March 2023, the Company entered into interest rate swaps for a total notional amount of $350 million, which synthetically converted a portion of the Term Loan B due December 1, 2028 ("Term Loan B") from a variable rate to a fixed rate to manage interest rate risk exposure for the period commencing April 3, 2023 and ending April 1, 2027. The Company designated the interest rate swaps as cash flow hedges and applies hedge accounting to these contracts in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 815, Derivatives and Hedging. As cash flow hedges, the interest rate swaps are recognized at fair value on the balance sheet as either assets or liabilities, with the changes in fair value recorded in "Accumulated other comprehensive loss" in the balance sheet and reclassified into “Interest expense” in the statement of operations in the periods in which the interest rate swaps affect earnings. The Company assessed hedge effectiveness at the time of entering into these agreements and determined these interest rate swaps are expected to be highly effective. The Company evaluates the hedge effectiveness of the interest rate swaps quarterly, or more frequently, if necessary, by verifying (i) that the critical terms of the interest rate swaps continue to match the critical terms of the hedged interest payments and (ii) that it is probable the counterparties will not default. If the two requirements are met, the interest rate swaps are determined to be effective and all changes in the fair value of the interest rate swaps are recorded in "Accumulated other comprehensive loss." The cash flows related to interest settlements of the hedged monthly interest payments are classified as operating activities in the statement of cash flows, consistent with the interest expense on the related Term Loan B. See "Note 3—Long-term Debt" for additional information.
General Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all authorized parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to the Company's customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.
The Company's disaggregated revenue disclosures are presented in "Note 5 —Segment Information."
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term or expected completion of its performance obligation is one year or less. The deferred revenue balances were $19.4 million at September 30, 2024 and $17.6 million at December 31, 2023 and were current, except for $0.1 million and less than $0.1 million that was non-current at September 30, 2024 and December 31, 2023, respectively. During the nine months ended September 30, 2024, the Company recognized $17.2 million of revenue that was included in the deferred revenue balance at December 31, 2023. During the nine months ended September 30, 2023, the Company recognized $26.0 million of revenue that was included in the deferred revenue balance at December 31, 2022. The deferred revenue balance was $26.7 million at December 31, 2022 and was current, except for less than $0.1 million that was non-current. Non-current deferred revenue is included in "Other long-term liabilities" in the balance sheet.
Practical Expedients and Exemptions
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"), applicable to such contracts and does not consider the time value of money.
In addition, as permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Recent Accounting Pronouncements
Recent Accounting Pronouncements Adopted by the Company
There were no recently issued accounting pronouncements adopted by the Company during the nine months ended September 30, 2024.
Recent Accounting Pronouncements Not Yet Adopted by the Company
Accounting Standards Update ("ASU") No. 2023-07—Segment Reporting (Topic 280)—Improvements to Reportable Segment Disclosures
In November 2023, the FASB issued ASU No. 2023-07, which is intended to provide users of financial statements with more decision-useful information about reportable segments of a public business entity, primarily through enhanced disclosures of significant segment expenses. This ASU requires annual and interim disclosures of significant expenses that are regularly provided to the chief operating decision maker ("CODM") and included within each reported measure of segment profit or loss and an amount and description of its composition of other segment items. The provisions of this ASU also require entities to include all annual disclosures required by Topic 280 in the interim periods and permits entities to include multiple measures of a segment's profit or loss if such measures are used by the CODM to assess segment performance and determine allocation of resources, provided that at least one of those measures is determined in a way that is consistent with the measurement principles under GAAP. The amendments in ASU No. 2023-07 apply retrospectively and are effective for fiscal years beginning after December 15, 2023 and interim periods after December 15, 2024, early adoption is permitted. The Company, as required, will adopt ASU No. 2023-07 in its financial statements for the year ending December 31, 2024. ASU No. 2023-07 will not impact the Company's results of operations, financial condition or cash flows. The Company is assessing the form and content of the disclosure of its significant segment expenses as required by ASU No. 2023-07.
ASU No. 2023-09—Income Taxes (Topic 740)—Improvements to Income Tax Disclosures
In December 2023, the FASB issued ASU No. 2023-09, which establishes required categories and a quantitative threshold to the annual tabular rate reconciliation disclosure and disaggregated jurisdictional disclosures of income taxes paid. The guidance's annual requirements are effective for the Company beginning with the December 31, 2025 reporting period. Early adoption is permitted and prospective disclosure should be applied. However, retrospective disclosure is permitted. The Company is currently assessing ASU No. 2023-09 and its impact on its income tax disclosures. ASU No. 2023-09 does not impact the Company's results of operations, financial condition or cash flows. The Company does not plan to early adopt ASU No. 2023-09.
ASU No. 2024-03—Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40)—Disaggregation of Income Statement Expenses
In November 2024, the FASB issued ASU No. 2024-03, which is intended to provide users of financial statements with more decision-useful information about expenses of a public business entity, primarily through enhanced disclosures of certain components of expenses commonly presented within captions on the statement of operations, such as purchases of inventory, employee compensation, depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU No. 2024-03 also requires disclosure of the total amount of selling expenses and, in annual reporting periods, the definition of selling expenses. ASU No. 2024-03 is effective for fiscal years beginning after December 15, 2026 and for interim periods beginning after December 15, 2027. Early adoption is permitted and may be applied either prospectively or retrospectively. The Company is currently assessing ASU No. 2024-03 and its impact on its disclosures; ASU No. 2024-03 does not impact the Company's results of operations, financial condition or cash flows.
Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

NOTE 2—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The following tables present the Company’s financial instruments that are measured at fair value on a recurring basis:

	September 30, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$227,587	$—	$—	$227,587
Time deposits	—	16,203	—	16,203
Other non-current assets:
Retirement investment fund(a)	—	12,955	—	12,955
Total	$227,587	$29,158	$—	$256,745

Liabilities:
Other long-term liabilities:
Interest rate swaps(b)	$—	$(3,766)	$—	$(3,766)
_____________________
(a) See "Note 6—Pension and Postretirement Benefit Plans" for additional information.
(b) Interest rate swaps relate to the $350 million notional amount entered into to hedge the Company's Term Loan B. See "Note 1—The Company and Summary of Significant Accounting Policies" and "Note 3—Long-term Debt" for additional information. The fair value of interest rate swaps was determined using discounted cash flows derived from observable market prices, including swap curves, which are Level 2 inputs.

	December 31, 2023
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$228,448	$—	$—	$228,448
Time deposits	—	13,085	—	13,085
Total	$228,448	$13,085	$—	$241,533

Liabilities:
Other long-term liabilities:
Interest rate swaps(b)	$—	$(907)	$—	$(907)
Assets measured at fair value on a nonrecurring basis
The Company's non-financial assets, such as goodwill, intangible assets, ROU assets, leasehold improvements, equipment, buildings and capitalized software, are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.
Intangible Asset
During the third quarter of 2023, the Company determined that a projected reduction in future revenue related to a certain indefinite-lived trade name intangible asset in the Digital segment was an indicator of possible impairment. Following the identification of the indicator, the Company updated its calculation of the fair value of the indefinite-lived intangible asset and recorded an impairment of $7.6 million. The impairment of indefinite-lived intangible assets is included in "Amortization of intangibles" in the statement of operations. The Company determines the fair value of indefinite-lived intangible assets using an avoided royalty discounted cash flow ("DCF") valuation analysis.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

ROU Assets and Related Leasehold Improvements, Furniture and Equipment
During the first quarter of 2023, the Company recorded impairment charges of $70.0 million related to certain unoccupied leased office space due to the continued decline in the commercial real estate market consisting of impairments of $44.7 million and $25.3 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively.
The impairment charges related to ROU assets are included in "General and administrative expense" and the impairment charges related to leasehold improvements, furniture and equipment are included in "Depreciation" in the statement of operations. The impairment charges represent the amount by which the carrying value of the asset group exceeded its estimated fair value, calculated using a DCF approach using sublease market assumptions of the expected cash flows and discount rate. The impairment charges were allocated between the ROU assets and related leasehold improvements, furniture and equipment of the asset group based on their relative carrying values.
Financial instruments measured at fair value only for disclosure purposes
The total fair value of the outstanding long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs, and was approximately $1.52 billion and $1.53 billion at September 30, 2024 and December 31, 2023, respectively.
NOTE 3—LONG-TERM DEBT
Long-term debt consists of:

	September 30, 2024	December 31, 2023
	(In thousands)
Term Loan A due December 1, 2026	$301,875	$315,000
Term Loan B due December 1, 2028	1,215,625	1,225,000
Total long-term debt	1,517,500	1,540,000
Less: current portion of long-term debt	43,125	30,000
Less: original issue discount	3,833	4,470
Less: unamortized debt issuance costs	7,091	8,423
Total long-term debt, net	$1,463,451	$1,497,107
Term Loans and Revolving Facility
On December 1, 2021, the Company entered into a credit agreement ("Credit Agreement"), which provides for (i) the five-year $350 million Term Loan A due December 1, 2026 ("Term Loan A"), (ii) the seven-year $1.25 billion Term Loan B (together with the Term Loan A, the "Term Loans") and (iii) a five-year $150 million revolving credit facility ("Revolving Facility"). The Term Loan A bears interest at an adjusted term secured overnight financing rate ("Adjusted Term SOFR") as defined in the Credit Agreement plus an applicable margin depending on the Company's most recently reported consolidated net leverage ratio, as defined in the Credit Agreement. The adjustment to the secured overnight financing rate is fixed at 0.10% for the Term Loan A. The Term Loan B has a varying adjustment of 0.10%, 0.15% or 0.25% based upon the duration of the borrowing period. At September 30, 2024 and December 31, 2023, the Term Loan A bore interest at Adjusted Term SOFR plus 2.25%, or 7.68% and 7.69%, respectively, and the Term Loan B bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 4.00%, or 9.30% and 9.44%, respectively. Interest payments are due at least quarterly through the terms of the Term Loans.
In March 2023, the Company entered into interest rate swaps on the Term Loan B for a total notional amount of $350 million with a maturity date of April 1, 2027. The interest rate swaps synthetically converted $350 million of the Term Loan B for the duration of the interest rate swaps from a variable rate to a fixed rate of approximately 7.92% ((i) the weighted average fixed interest rate of approximately 3.82% on the interest rate swaps plus (ii) the adjustment to the secured overnight financing rate of 0.10% plus (iii) the base rate of 4.00%), beginning on April 3, 2023.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The interest rate swaps are expected to be highly effective. See "Note 4—Accumulated Other Comprehensive Loss" for the net unrealized gains and losses before reclassifications in "Accumulated other comprehensive loss" and realized gains reclassified into "Interest expense" for the three and nine months ended September 30, 2024 and 2023. At September 30, 2024, less than $0.1 million is expected to be reclassified into interest expense within the next twelve months as net realized losses.
The Term Loan A requires quarterly principal payments of approximately $4.4 million through December 31, 2024, $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. The Term Loan B requires quarterly payments of $3.1 million through maturity. The Term Loan B may require additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the applicable net leverage ratio and further subject to the excess cash flow exceeding $80 million as defined in the Credit Agreement. No such payment was required related to the period ended December 31, 2023.
There were no outstanding borrowings under the Revolving Facility at September 30, 2024 and December 31, 2023. The annual commitment fee on undrawn funds is based on the Company's consolidated net leverage ratio, as defined in the Credit Agreement, most recently reported and was 40 basis points at both September 30, 2024 and December 31, 2023. Any borrowings under the Revolving Facility would bear interest, at the Company's option, at either a base rate or Adjusted Term SOFR, plus an applicable margin, which is based on the Company's consolidated net leverage ratio.
As of the last day of any calendar quarter, if either (i) $1.00 or more of loans under the Revolving Facility or Term Loan A are outstanding, or (ii) the outstanding face amount of undrawn letters of credit, other than cash collateralized letters of credit at 102% of face value, exceeds $25 million, subject to certain increases for qualifying material acquisitions, then the Company will not permit the consolidated net leverage ratio, which permits netting of up to $250 million in cash and cash equivalents, as of the last day of such quarter to exceed 5.5 to 1.0. This ratio was not exceeded for both test periods ended September 30, 2024 and December 31, 2023. The Credit Agreement also contains covenants that would limit the Company’s ability to pay dividends, incur incremental secured indebtedness, or make distributions or certain investments in the event a default has occurred or if the Company’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts as defined in the Credit Agreement. This ratio was exceeded for both test periods ended September 30, 2024 and December 31, 2023.
The Credit Agreement also permits IAC to, among other things, contribute cash to the Company, which will provide additional liquidity to ensure that the Company does not exceed certain consolidated net leverage ratios for any test period, as further defined in the Credit Agreement. In connection with these capital contributions, the Company may make distributions to IAC in amounts not more than any such capital contributions, provided that no default has occurred and is continuing. Such capital contributions and subsequent distributions impact the consolidated net leverage ratios of the Company, however, absent these contributions, the Company's consolidated net leverage ratio would not have exceeded 5.5 to 1.0. During the three and nine months ended September 30, 2024, IAC contributed $20 million and $125 million, respectively, to the Company, following which the Company distributed $20 million in October 2024 back to IAC. During the three and nine months ended September 30, 2024, the Company distributed back to IAC $50 million and $210 million, respectively, including $105 million in January 2024 related to IAC's contribution in December 2023. During the three and nine months ended September 30, 2023, IAC contributed $125 million and $405 million, respectively, to the Company, and the Company distributed back to IAC $130 million and $280 million, respectively.
The obligations under the Credit Agreement are guaranteed by certain of the Company's wholly-owned subsidiaries and are secured by substantially all of the assets of the Company and certain of its subsidiaries.
NOTE 4—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive loss, net of income tax:

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

	Three Months Ended September 30, 2024
	Foreign Currency Translation Adjustment	Unrealized Gains (Losses) On Interest Rate Swaps	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at July 1	$(11,976)	$3,575	$(8,401)
Other comprehensive income (loss) before reclassifications	480	(5,136)	(4,656)
Amounts reclassified to earnings	—	(1,326)	(1,326)
Net current period other comprehensive income (loss)	480	(6,462)	(5,982)
Balance at September 30	$(11,496)	$(2,887)	$(14,383)

	Three Months Ended September 30, 2023
	Foreign Currency Translation Adjustment	Unrealized Gains On Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at July 1	$(11,637)	$3,352	$(8,285)
Other comprehensive (loss) income before reclassifications	(630)	4,140	3,510
Amounts reclassified to earnings	—	(1,285)	(1,285)
Net current period other comprehensive (loss) income	(630)	2,855	2,225
Balance at September 30	$(12,267)	$6,207	$(6,060)

	Nine Months Ended September 30, 2024
	Foreign Currency Translation Adjustment	Unrealized Losses On Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(11,845)	$(696)	$(12,541)
Other comprehensive income (loss) before reclassifications	349	1,810	2,159
Amounts reclassified to earnings	—	(4,001)	(4,001)
Net current period other comprehensive income (loss)	349	(2,191)	(1,842)
Balance at September 30	$(11,496)	$(2,887)	$(14,383)

	Nine Months Ended September 30, 2023
	Foreign Currency Translation Adjustment	Unrealized Gains On Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(12,262)	$—	$(12,262)
Other comprehensive (loss) income before reclassifications	(5)	8,512	8,507
Amounts reclassified to earnings	—	(2,305)	(2,305)
Net current period other comprehensive (loss) income	(5)	6,207	6,202
Balance at September 30	$(12,267)	$6,207	$(6,060)
At September 30, 2024 and 2023, there was $0.9 million of deferred income tax benefit and $1.9 million of deferred income tax provision, respectively, related to unrealized losses and gains on interest rate swaps.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

NOTE 5—SEGMENT INFORMATION
Our reportable segments currently consist of Digital and Print. Our CODM regularly reviews certain financial information by operating segment to determine allocation of resources and assess its performance. Segment profitability is determined by and presented on an Adjusted EBITDA basis consistent with the CODM’s view of profitability of its businesses, which excludes certain expenses that are required in accordance with GAAP.
The following table presents revenue by reportable segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In thousands)
Revenue:
Digital	$246,431	$212,050	$693,836	$608,819
Print	198,515	211,259	576,096	625,046
Intersegment eliminations(a)	(5,483)	(5,852)	(14,768)	(14,828)
Total	$439,463	$417,457	$1,255,164	$1,219,037
_____________________
(a) Intersegment eliminations primarily relates to Digital performance marketing commissions earned for the placement of magazine subscriptions for Print.
The following table presents the revenue of the Company's reportable segments disaggregated by type of service:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In thousands)
Digital:
Advertising revenue	$165,562	$131,204	$451,890	$375,268
Performance marketing revenue	52,324	56,436	157,410	160,001
Licensing and other revenue	28,545	24,410	84,536	73,550
Total Digital revenue	246,431	212,050	693,836	608,819
Print:
Subscription revenue	81,195	86,195	235,301	247,864
Advertising revenue	47,105	53,064	134,714	158,401
Project and other revenue	37,380	32,538	103,924	96,213
Newsstand revenue	25,706	29,679	76,124	89,099
Performance marketing revenue	7,129	9,783	26,033	33,469
Total Print revenue	198,515	211,259	576,096	625,046
Intersegment eliminations(a)	(5,483)	(5,852)	(14,768)	(14,828)
Total revenue	$439,463	$417,457	$1,255,164	$1,219,037

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In thousands)
Revenue:
United States	$415,638	$389,502	$1,176,691	$1,144,700
All other countries	23,825	27,955	78,473	74,337
Total	$439,463	$417,457	$1,255,164	$1,219,037

	September 30, 2024	December 31, 2023
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$347,627	$387,340
All other countries	2,426	808
Total	$350,053	$388,148
The following tables present operating income (loss) and Adjusted EBITDA by reportable segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In thousands)
Operating income (loss):
Digital	$30,673	$1,467	$56,518	$(10,361)
Print	7,601	2,003	8,015	(4,697)
Other(b)(c)	(16,213)	(7,043)	(44,963)	(117,569)
Total	$22,061	$(3,573)	$19,570	$(132,627)
_____________________
(b) Other comprises unallocated corporate expenses.
(c) Other operating loss for the nine months ended September 30, 2023 includes impairment charges of $70.0 million related to unoccupied leased office space and write-offs of certain leasehold improvements and furniture and equipment of $4.2 million, of which $29.6 million is included in "Depreciation" in the statement of operations and, therefore, is excluded from Adjusted EBITDA. Impairment charges related to unoccupied leased office space included in Adjusted EBITDA are $44.7 million for the nine months ended September 30, 2023. See "Note 2—Financial Instruments and Fair Value Measurements" for additional information.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In thousands)
Adjusted EBITDA(d):
Digital	$66,402	$51,830	$166,807	$127,067
Print	14,613	19,267	30,770	48,011
Other(b)(c)	(12,374)	(2,834)	(32,270)	(75,840)
Total	$68,641	$68,263	$165,307	$99,238
_____________________
(d) The Company's primary financial and GAAP segment measure is Adjusted EBITDA, which is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

We consider operating income (loss) to be the financial measure calculated and presented in accordance with GAAP that is most directly comparable to our segment reporting performance measure, Adjusted EBITDA. The following tables reconcile operating income (loss) for the Company's reportable segments and net loss to Adjusted EBITDA:

	Three Months Ended September 30, 2024
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$30,673	$2,149	$3,631	$29,949	$66,402
Print	7,601	516	1,411	5,085	14,613
Other(b)	(16,213)	3,167	672	—	(12,374)
Total	22,061	$5,832	$5,714	$35,034	$68,641
Interest expense	(34,656)
Other income, net	7,545
Loss before income taxes	(5,050)
Income tax benefit	1,804
Net loss	$(3,246)

	Three Months Ended September 30, 2023
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$1,467	$2,247	$5,169	$42,947	$51,830
Print	2,003	417	3,097	13,750	19,267
Other(b)	(7,043)	3,747	462	—	(2,834)
Total	(3,573)	$6,411	$8,728	$56,697	$68,263
Interest expense	(35,121)
Other income, net	2,351
Loss before income taxes	(36,343)
Income tax benefit	11,000
Net loss	$(25,343)

	Nine Months Ended September 30, 2024
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$56,518	$7,785	$12,169	$90,335	$166,807
Print	8,015	1,685	5,816	15,254	30,770
Other(b)	(44,963)	10,391	2,302	—	(32,270)
Total	19,570	$19,861	$20,287	$105,589	$165,307
Interest expense	(103,810)
Other income, net	14,825
Loss before income taxes	(69,415)
Income tax benefit	21,260
Net loss	$(48,155)

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

	Nine Months Ended September 30, 2023
	Operating Loss	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$(10,361)	$6,034	$17,745	$113,649	$127,067
Print	(4,697)	939	9,587	42,182	48,011
Other(b)(c)	(117,569)	10,099	31,630	—	(75,840)
Total	(132,627)	$17,072	$58,962	$155,831	$99,238
Interest expense	(102,306)
Other income, net	8,090
Loss before income taxes	(226,843)
Income tax benefit	58,564
Net loss	$(168,279)

NOTE 6—PENSION AND POSTRETIREMENT BENEFIT PLANS
The following tables present the components of net periodic benefit (credit) cost for the pension and postretirement benefit plans:

	Three Months Ended September 30, 2024			Three Months Ended September 30, 2023
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$50	$—	$1	$53	$—	$1
Interest cost	289	4,892	51	780	5,033	57
Expected return on plan assets	(181)	(4,891)	—	(550)	(5,026)	—
Actuarial gain recognition	(4,353)	—	—	(1,037)	—	—
Net periodic benefit (credit) cost	$(4,195)	$1	$52	$(754)	$7	$58

	Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$152	$—	$1	$161	$—	$3
Interest cost	1,760	14,438	154	2,477	14,731	173
Expected return on plan assets	(1,293)	(14,438)	—	(1,684)	(14,713)	—
Actuarial gain recognition	(5,457)	—	—	(1,201)	—	—
Net periodic benefit (credit) cost	$(4,838)	$—	$155	$(247)	$18	$176
The Company froze and terminated the domestic funded pension plan as of December 31, 2022. The last of the required customary regulatory approvals of the termination of this plan was received in February 2024. In connection with the termination of this plan, the liabilities were settled through a combination of (i) lump sum payments to eligible participants who elected to receive them and (ii) the purchase of annuity contracts for participants who either did not elect lump sums or were already receiving benefits. During the third quarter of 2024, the domestic funded pension plan’s remaining assets of $15.3 million were transferred to a suspense account in the trust for the IAC Inc. Retirement Savings Plan (the "IAC Plan"), a qualified retirement plan ("QRP"). In accordance with Internal Revenue Service ("IRS") requirements, assets in the suspense account are to be allocated to active Dotdash Meredith participants in the IAC Plan no less than ratably over a period not to exceed seven years, which may be accelerated. During the third quarter of 2024, the Company made its first asset allocation under the requirements. The assets were transferred to a fund that is considered to be a fair value hierarchy Level 2 investment. The amount transferred to the QRP is reflected as a retirement investment fund in "Other non-current assets" in the balance sheet, and the account is restricted in nature.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The actuarial gain of $4.4 million and $5.5 million for the three and nine months ended September 30, 2024, respectively, primarily relates to the final annuity contract pricing and lump sum payments for the domestic funded pension plan, partially offset by investment performance and plan expenses. The actuarial gain of $1.0 million and $1.2 million for the three and nine months ended September 30, 2023, respectively, primarily relates to updates to participant census data, investment performance and an increase in the discount rate.
The following table summarizes the weighted average expected return on plan assets used to determine the net periodic benefit (credit) cost at September 30, 2024 following the remeasurements, and December 31, 2023, respectively:

	September 30, 2024	December 31, 2023
	Pension
	Domestic	Domestic
Expected return on plan assets	5.22%	4.48%
The components of net periodic benefit (credit) cost, other than the service cost component, are included in "Other income, net" in the statement of operations.
NOTE 7—INCOME TAXES
The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the statement of cash flows. The Company will reimburse IAC for its share of consolidated tax liabilities as if the Company were a standalone, separate return filer subsequent to December 1, 2021, the date of the acquisition of Meredith. Any differences between taxes currently payable to or receivable from IAC under this agreement and the current tax provision computed on an as if standalone, separate return basis for GAAP are reflected as adjustments to additional paid-in capital and as financing activities within the statement of cash flows.
At the end of each interim period, the Company estimates the annual expected effective income tax rate and applies that rate to its ordinary year-to-date earnings or loss. The income tax provision or benefit related to significant, unusual, or extraordinary items, if applicable, that will be separately reported or reported net of their related tax effects are individually computed and recognized in the interim period in which they occur. In addition, the effect of changes in enacted tax laws or rates, tax status, judgment on the realizability of a beginning-of-the-year deferred tax asset in future years or unrecognized tax benefits is recognized in the interim period in which the change occurs.
The computation of the annual expected effective income tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax income (or loss) for the year, projections of the proportion of income (and/or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences and the likelihood of the realization of deferred tax assets generated in the current year. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, more experience is acquired, additional information is obtained or the Company's tax environment changes. To the extent that the expected annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in income tax provision or benefit in the quarter in which the change occurs.
For the three and nine months ended September 30, 2024, the Company recorded an income tax benefit of $1.8 million and $21.3 million, respectively, which represents an effective income tax rate of 36% and 31%, respectively. For the three and nine months ended September 30, 2024, the effective income tax rate was higher than the statutory rate of 21% due primarily to research credits, partially offset by state taxes. For the three and nine months ended September 30, 2023, the Company recorded an income tax benefit of $11.0 million and $58.6 million, respectively, which represents an effective income tax rate of 30% and 26%, respectively. For the three months ended September 30, 2023, the effective income tax rate was higher than the statutory rate of 21% due primarily to a non-taxable adjustment to an indemnified liability, state taxes and research credits. For the nine months ended September 30, 2023, the effective income tax rate was higher than the statutory rate of 21% due primarily to state taxes and research credits.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The Company's income taxes are routinely under audit by federal, state, local and foreign authorities as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Company is not currently under audit by the IRS. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2014. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. Accruals for interest and penalties are not material.
At September 30, 2024 and December 31, 2023, unrecognized tax benefits, including interest and penalties, were $6.2 million and $4.8 million, respectively. Unrecognized tax benefits, including interest and penalties, at September 30, 2024 increased by $1.4 million due primarily to research credits. If unrecognized tax benefits at September 30, 2024 are subsequently recognized, $5.9 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2023 was $4.6 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by less than $0.1 million by September 30, 2025 due to expected settlements and statute expirations, all of which would reduce the income tax provision.
NOTE 8—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	September 30, 2024	December 31, 2023	September 30, 2023	December 31, 2022
	(In thousands)
Cash and cash equivalents	$263,964	$261,580	$266,404	$123,866
Restricted cash included in other current assets	7,596	7,119	6,813	—
Restricted cash included in other non-current assets	—	—	—	6,641
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$271,560	$268,699	$273,217	$130,507
Restricted cash included in "Other current assets" and "Other non-current assets" in the balance sheet primarily consists of cash held in escrow related to the funded pension plan in the United Kingdom for all periods presented.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Credit Losses
The following table presents the changes in the allowance for credit losses for the nine months ended September 30, 2024 and 2023, respectively:

	2024	2023
	(In thousands)
Balance at January 1	$5,931	$6,493
Current period provision for credit losses	2,158	3,457
Write-offs charged against the allowance	(3,549)	(4,356)
Recoveries collected	33	113
Other	159	—
Balance at September 30	$4,732	$5,707
Accumulated Depreciation and Amortization
The following table provides the accumulated depreciation and amortization within the balance sheet:

Asset Category	September 30, 2024	December 31, 2023
	(In thousands)
Leasehold improvements, equipment, buildings and capitalized software	$66,234	$60,387
Intangible assets	$546,588	$442,600
NOTE 9—CONTINGENCIES
In the ordinary course of business, the Company is subject to various lawsuits and other contingent matters. The Company establishes accruals for specific legal and other matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain legal and other matters where it believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, and for which the Company cannot estimate a loss or range of loss, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including unrecognized tax benefits and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations or financial condition of the Company. See "Note 7—Income Taxes" for information related to unrecognized tax benefits.
NOTE 10—RELATED PARTY TRANSACTIONS
The Company recognized revenue of less than $0.1 million and $1.1 million for the three and nine months ended September 30, 2024, respectively, and $2.4 million and $6.9 million for the three and nine months ended September 30, 2023, respectively, related to advertising and audience targeted advertising sold to other IAC owned businesses. At September 30, 2024 and December 31, 2023, there were outstanding receivables of less than $0.1 million and $2.7 million, respectively, related to the revenue earned.
At September 30, 2024 and December 31, 2023, the Company had an outstanding payable of $6.5 million and $15.8 million, respectively, due to IAC pursuant to the tax sharing agreement, which is included in "Accrued expenses and other current liabilities" in the balance sheet. The balance outstanding at December 31, 2023 was subsequently paid to IAC in April 2024.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

As permitted by the Credit Agreement, beginning the first quarter of 2023, IAC has made quarterly capital contributions to the Company that were subsequently distributed back to IAC the following quarter. The contribution outstanding at September 30, 2024 was distributed back to IAC in October 2024. Refer to “Note 3—Long-term Debt” for additional information.

Pursuant to the terms of the Company’s stock-based awards granted under its equity incentive plan, until the common shares of the Company (or its successor(s)) trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Company common shares at IAC’s election.
NOTE 11—SUBSEQUENT EVENTS
In preparing these financial statements, management evaluated subsequent events through November 12, 2024, on which date the financial statements were available for issue.